Exhibit 99.1

AgFeed Industries to Acquire 4 Producing Commercial Hog Farms, Raises Total Hog Farm Acquisition Targets, Affirms 2008 Earnings Guidance.

AgFeed Discusses Business Outlook and Comments on Recent Market Activities.

NEW YORK, NY--(MARKET WIRE)—August 25, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced that the Company has reached agreements to acquire 4 producing commercial hog farms in South China. AgFeed expects these acquisitions to close in early September. All of the Company’s acquired hog farms are immediately accretive to earnings. AgFeed is also in discussions with multiple other farms as potential acquisition targets.

AgFeed has sufficient cash on hand, a strong balance sheet as well as strong cash flows from operations to fund its current acquisition plans in 2008. In addition to these four farms, AgFeed intends to acquire no less than 5 to 10 additional producing hog farms before the end of 2008, to be funded from current cash flows. All of its hog farm acquisitions are immediately accretive to earnings.

Positive Business Outlook, Affirms 2008 Guidance

AgFeed currently experiences favorable market environment in its business - declining raw materials input costs and greater operating efficiencies from operations. AgFeed affirms previously reported 2008 adjusted net earnings per share guidance of between $1.08 and $1.20 per share. AgFeed’s recent appointment of a US hog industry executive Gerry Daignault as Chief Operating Officer adds depth to AgFeed's already strong management team.

Gerry Daignault, AgFeed’s Chief Operating Officer commented:” AgFeed is a well managed, leading commercial feed and hog producer in China. We are committed to product excellence and constant improvement in deriving greater margins. We are also very excited with the current progress that we have made in our strategic discussions with several global players. AgFeed is on track to further consolidate its market leader position in a highly profitable market environment in China. As I return to the US early this week, I look forward to continued communications with our shareholders and industry executives.”

Commenting on Recent Unusual Market Activities

AgFeed has received numerous calls from concerned shareholders over the recent stock activity. AgFeed is not aware of any negative events that could impact its fundamental business or financial projections. AgFeed has noticed however significant discrepancies between the shares that appear to be listed the electronic DTC system and the shares that actually exist on the shareholder records held by AgFeed’s transfer agent - potentially as a result of heavy naked short selling in FEED. In contrast to an ordinary short sale where the seller borrows a stock and sells it, with the understanding that the loan must be repaid by buying the stock in the market (hopefully at a lower price), in a naked short sale, the seller doesn't actually borrow the stock, and fails to deliver it to the buyer. Last month, the Securities and Exchange Commission (SEC) said that it wants to ban the practice of naked short selling, and it announced a temporary ban on naked short sales of certain company shares. The SEC said that the practice is sometimes used to manipulate the price of a company's stock. SEC officials said that this procedure may have been used to drive down shares of various companies’ price. The seller continuously hits the bid price and seeks to buy back shares from nervous shareholders who may sell simply because of a declining market price. In this regard, AgFeed believes that it may be a victim of this practice and has duly notified regulators, including the SEC. Meanwhile, shareholders may contact their stock brokers and request that their stocks not be used to assist short sellers.

Songyan Li, Ph.D., AgFeed’s Chairman, commented:” Contrary to false market rumors, AgFeed’s management and board members have not sold one single share of our stock. Our role as managers is to execute on our business plan and continue to deliver superb financial results. Our responsibility as corporate officers is to ensure that the best interest of our shareholders is protected and not continue to be hurt by stock manipulators. AgFeed is fully cooperating with regulatory agencies and shall provide full assistance in any possible investigation of these market manipulative actions.”

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statements

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:	Corporate Contact:
U.S. Contact:	Gerry Daignault
Arnold Staloff	Chief Operating Officer
Independent Board Member	AgFeed Industries, Inc.
AgFeed Industries, Inc.	Tel: 615-480-7847
Tel: 212-631-3510